Exhibit 23.2

Francis J. Merkel, CPA
Joseph J. Quinn, CPA/ABV, CVA
Daniel J. Gerrity, CPA
Mary Ann E. Novak, CPA

McGrail Merkel Quinn & Associates
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated February 19, 2008 and February 23, 2007, relating to the financial statements of Old Forge Bank, which are contained in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the proxy statement-prospectus, which is part of this Registration Statement.

/s/ McGrail Merkel Quinn & Associates
Scranton, Pennsylvania
January 23, 2009

RSM McGladrey Network
An Independently Owned Member

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510  570 961-0345 Fax: 570-961-8650
www.mmq.com